                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT dated as of October 23, 1998 between MSX INTERNATIONAL ENGINEERING SERVICES, INC., a Delaware corporation ("Buyer") and LEXSTRA INTERNATIONAL, INC., a New York corporation ("Lexstra") and LEXUS TEMPORARIES, INC., a New York corporation ("Lexus") (individually "Seller" or collectively "Sellers").

         WHEREAS, subject to the terms and conditions hereinafter set forth, Seller desires to sell to Buyer and Buyer desires to purchase from Sellers, substantially all of Sellers' businesses and assets;

         NOW, THEREFORE, in consideration for the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                       I
                                PURCHASE AND SALE
                                -----------------


         1.01 Assets. At the Closing (as hereinafter defined) Sellers will convey, transfer and assign to Buyer, and Buyer will purchase, all of the business, assets and rights of Sellers, whether or not reflected on the books of Sellers, including without limitation all customer lists, employee lists, customer agreements and employment contracts (as listed on Schedule 1.02 hereto), trade names (including the names "Lexstra" and "Lexus" and variants thereof, except as described in Section 1.04 hereof), trademarks, intellectual property, databases, patents, inventions, accounts receivable, prepaid expenses, cash, deposits, notes receivable, fixed assets, furniture, fixtures, and office equipment, excluding, however, (i) the capital stock record books, the corporate minute books and such other records of the Sellers as are required by law for Sellers to retain, (ii) insurance policies on the life of any shareholder of either Seller, and (iii) such other records may be approved by Buyer as not necessary or useful in connection with the business and assets being acquired. Such business, rights and assets to be acquired by Buyer are hereinafter referred to as the "Assets".

         1.02 Liabilities. In the case of each Seller, Buyer will assume at the Closing
                  (i) all of such Seller's obligations which first arise after the date of Closing, under all of the contracts, commitments and obligations listed in
                           Schedule 1.02 attached hereto, which are being transferred to Buyer, in any event excluding, however, (a) obligations resulting from a default prior to the Closing with respect to such contracts and commitments; (b) pension, stock option, stock purchase, bonus, profit sharing or other employee or executive welfare or benefit plans or other welfare or benefit agreements, and (c) any agreement with a stockholder of a Seller; and


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              (ii)     the obligation to pay any liability which is
                       reflected in a Balance Sheet of the Combined Company (as defined in Section 2.03) as of the Closing Date, prepared in accordance with generally accepted accounting principles, consistently applied with Sellers' practices, adjusted to exclude (a) any liability to a stockholder of either Seller, and (b) any bank debt ("Closing Balance Sheet").

Buyer shall pay, perform and discharge all of such contracts, commitments and other obligations (the "Liabilities") when due in accordance with their respective terms.

         1.03 Nonassumption. Except as expressly set forth in Section 1.02, Buyer is not assuming or agreeing to pay or perform any debts, liabilities, contracts, commitments or obligations of Seller.

         1.04 Lexstra, Ltd. Buyer acknowledges that Laurence Levine and Karen Suss own a 50% interest in Lexstra, Ltd., a corporation which operates solely in the United Kingdom and Sellers shall use all reasonable efforts (without the expenditure of funds) to prevent such company from using the name Lexstra outside the United Kingdom.


                                       II
                         CLOSING MATTERS; PURCHASE PRICE
                         -------------------------------


         2.01 Closing. On the terms and subject to the conditions of this Agreement, the conveyance of the Assets by Seller to Buyer and the assumption of the Liabilities by Buyer (the "Closing") shall take place at the offices of Solovay Edlin & Eiseman, 845 Third Avenue, New York, N.Y. or at such other place as is mutually agreed upon by Buyer and Sellers, effective as of the close of business on October 31, 1998, or as soon as reasonably practicable thereafter upon the satisfaction of all conditions of Closing, unless this Agreement shall have been previously terminated as herein provided. Each party hereto agrees to use its best efforts to cause the Closing to be consummated effective as of such date and, to the extent not closed on such date, as soon as is reasonably practicable thereafter.

         2.02 Purchase Price. The aggregate purchase price for the Assets (the "Purchase Price") shall consist of a cash payment in connection with the Closing plus the potential for further cash consideration to be paid based upon future levels of performance ("Earnout") as follows:

              (i) In connection with the Closing, Buyer shall pay to Sellers, allocated as hereinafter provided, the sum of $24 million ($24,000,000) in the lawful money of the United States (the "Closing Payment") by wire transfer, subject to offset as set forth in Section
                       5.04. The Closing Payment shall be adjusted dollar for dollar upward (or downward) by the amount by which the Net Tangible Book Value is more than (or less than) $6.8 million at the date of




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                           Closing pursuant to Section 2.04 of this Agreement
                           (such adjustment being referred to herein as the "Adjustment Payment"). "Net Tangible Book Value" means the net book value of stockholders' equity of the Combined Company (as defined in Section 2.03), less any goodwill included in any of the Assets.

                  (ii) Sellers will be eligible to receive an Earnout if the AEBIT or EBIT (as hereinafter defined) reaches levels specified below in the calendar years 1998, 1999, and 2000:

                           (A) In the event that AEBIT of the Combined Company exceeds $4.0 million in the calendar year 1998, Buyer shall pay to Sellers (allocated as hereinafter provided) a sum which is six times the amount by which such AEBIT exceeds $4.0 million, subject to setoff as set forth in Section 5.04.

                           (B) In the event that EBIT of the Combined Company in calendar year 1999 exceeds the greater of $4.0 million or AEBIT of the Combined Company achieved in the calendar year 1998, Buyer shall pay to Sellers (allocated as hereinafter provided) a sum which is the product of five and one-half times the amount by which 1999 EBIT exceeds the greater of $4.0 million or 1998 AEBIT.

                           (C) In the event that EBIT of the Combined Company in calendar year 2000 exceeds the greater of 1998 AEBIT or EBIT of the Combined Company achieved in the calendar year 1999, Buyer shall pay to Sellers (allocated as hereinafter provided) a sum which is the product of five times the amount by which 2000 EBIT exceeds the greater of 1998 AEBIT or 1999 EBIT.

         2.03 Definitions. As used herein, the following terms have the respective meanings set forth below:

              "Combined Company" shall mean the Assets, Liabilities, and the business associated with the Assets, whether maintained as a separate company or a division, and if it has subsidiaries, with all of its subsidiaries, if any, all on a consolidated basis after eliminating all intercompany items; provided that in the case of an acquisition of a business, the opening of a new office or the entry into a new line of business, in each case, placed under the ownership or control of the Combined Company, the Combined Company shall include such business only if so agreed in writing by Buyer and Laurence Levine and Karen Suss.


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



                  "EBIT," for any period, shall mean the income of the Combined Company, without deduction for interest on borrowed money, considered as an independent corporate entity (whether or not the Combined Company is one or more corporations and/or one or more divisions, prior to any deduction for federal and state taxes measured by earnings (other than any such taxes as have heretofore been deducted by the Sellers in determining EBIT) and prior to reflecting the inclusion of any tax credits, all determined in accordance with generally accepted accounting principles consistently applied but with the following adjustments:

                       (1) The amount by which any extraordinary gain and gain
                  from the sale, exchange or other disposition of property (other than inventory sold in the ordinary course of business) exceeds the sum of any extraordinary loss and any loss from the sale, exchange or other disposition of such property shall be excluded in determining EBIT.

                       (2) Depreciation and amortization valuations shall be
                  based on asset valuation as though the acquisition by Buyer of the Assets had not been effected.

                       (3) Any management fee, corporate overhead allocation or
                  similar general cost charged by Buyer to the Combined Company and agreed to by Laurence Levine and Karen Suss shall be deemed an expense in determining EBIT but not otherwise.

                       (4) Charges not above market rates (i.e., rates
                  attainable from unrelated third parties) for specific services rendered or paid by or on behalf of Buyer for the Combined Company shall be deemed an expense of the Combined Company for the period in which such services were rendered if (i) agreed to in writing by Laurence Levine and Karen Suss, (ii) they are covered on Exhibit 2.03(ii), (iii) such services would have been required if the Combined Company had continued as an independent entity, or (iv) such services are in accordance with prudent business practice and Buyer has consulted with Laurence Levine and Karen Suss.

                       (5) Any item of income or charge against income which is
                  realized or incurred in a period which deviates from normal business practice of the Sellers (if not inconsistent with GAAP) and has the effect of increasing or decreasing EBIT shall be allocated to the period to which it properly belongs.

                        (6) One-half of the revenues paid to a Seller by
                  Silverline Industries, Inc. shall be excluded from income

                  "AEBIT" means EBIT adjusted (i) to eliminate the nonrecurring gains and/or expenses set forth on Schedule 2.03; (ii) to assume for periods prior to the Closing, that Karen Suss and Laurence Levine have each been compensated at a rate of $175,000 per year; (iii) to eliminate any amounts received in payment of accounts



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

                  receivable which relate to invoices issued in 1997, (iv) to deduct the actual amount of accounts receivable relating to invoices issued prior to the Closing during 1998 which are not collected from the original obligors thereof prior to February 28, 1999, and (v) to establish a reserve for accounts receivable relating to November and December, 1998 in the amount of one percent.

         2.04 Determination of Adjustment Payment. On or before April 30, 1999, Buyer or its representatives shall perform a review as of the date of Closing of the Sellers' accounts for purposes of determining the Net Tangible Book Value as of the date of Closing and the amount of the Adjustment Payment. The Adjustment Payment shall be paid by Buyer to Sellers if Net Tangible Book Value is greater than $6.8 million, and shall be paid by Sellers to Buyer if Net Tangible Book Value is less than $6.8 million; provided, however, that any amount payable by Buyer to Seller shall be subject to setoff as set forth in Section 5.04 of this Agreement. Seller or its representatives shall be entitled to be present at and to assist in such review. Not later than April 30, 1999, Buyer shall furnish Seller with its written report with respect to such determinations and Buyer's calculation of the Adjustment Payment based thereon. Buyer's determinations and report shall be conclusive and binding on Sellers unless Sellers shall give written notice of objection thereto to Buyer within fifteen days after Sellers' receipt of such report. If Sellers give such notice of objection, the matter will be resolved in accordance with the dispute resolution mechanism set forth in Section 2.08 hereof (the "Dispute Resolution Mechanism").

         2.05 Payments. The Purchase Price paid in connection with the Closing (allocated as hereinafter provided) shall be payable as follows: (i) the Closing Payment of $24 million shall be paid by wire transfer by Buyer to Sellers at the Closing, and (ii) the Adjustment Payment shall be paid within ten days after a final determination has been made pursuant to Section 2.04.

         2.06 Determination of Earnout Payments. All determinations of EBIT and AEBIT for the Combined Company, including all adjustments thereto to prevent any such distortion in EBIT or AEBIT and other determinations in accordance with the terms of this Agreement, shall be made and reported to Buyer and the Sellers by the internal accounting staff utilized by Buyer by April 30, 1999 for the determination of 1998 AEBIT and thereafter within 60 days after the end of the period for which such determination is being made. The determination of such internal accounting staff shall be conclusive and binding upon the parties hereto on the thirtieth day thereafter (or such earlier date as Buyer is advised by the Sellers that the Sellers accept such determination as conclusive and binding) unless the Sellers within such thirty-day period provide to Buyer written notice of objection to such determination, in which event the matter shall be resolved by the Dispute Resolution Mechanism. Subject to the adjustments set forth above, Buyer's accounting policies and practices shall be utilized in determining EBIT or AEBIT as long as such policies are in accordance with generally accepted accounting principles consistently applied. Any Earnout payments owed shall be paid within 10 days after the determination has become conclusive and binding on the parties that such payment is due to the Sellers. Such payment shall be made by check and mailed to the Sellers at their respective addresses set forth herein, and shall be subject to setoff with respect to the fees




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


owed by Sellers to Acquest (as hereinafter defined) following Sellers' approval of the amount thereof.

         2.07 Allocation of Purchase Price. The parties agree that the Purchase Price to be paid by Buyer to Sellers shall be allocated 56.54% to Lexstra and 43.46% to Lexus and that the allocation to Section 5.02 of this Agreement shall be consistent with the Letter of Intent among the parties dated as of August 11, 1998. Not later than six months after the Closing, Buyer shall in good faith prepare a schedule (the "Allocation Schedule") and deliver it to Seller setting forth the allocation of the consideration paid by Buyer among the Assets. The Allocation Schedule shall be determined in accordance with the relative fair market values of the items included in the Assets. Buyer and Sellers shall have 30 days from the date of such delivery to resolve any disagreements regarding the Allocation Schedule. At the end of such period, any remaining disagreements shall be resolved by the Dispute Resolution Mechanism.

         2.08 Dispute Resolution Mechanism. Buyer and Seller shall submit any dispute concerning the Purchase Price or the allocation thereof to a jointly selected accounting firm (the "Settlement Firm") for resolution. If Buyer and Seller cannot jointly agree on an accounting firm to serve as the Settlement Firm, each Party shall submit the name of a national accounting firm (which firm shall not be either party's accountants) to Buyer's and Sellers' counsel, who shall select one of such firms by lot. The decision of the Settlement Firm shall be final and binding on the parties and the award of the Settlement Firm (as arbitrator) may be entered in any court of competent jurisdiction. The fees and expenses of the Settlement Firm shall be borne equally by Buyer and Sellers.

         2.09 Sellers' Deliveries. At the Closing, Sellers shall deliver to Buyer bills of sale and other documents or instruments as Buyer shall reasonably request to vest in or to confirm in Buyer full, unencumbered and complete title to all of the Assets (including any assignments necessary to transfer the Rights), subject only to the Liabilities, and to transfer any governmental licenses and permits required for the operation of the business of the Sellers as heretofore conducted. Sellers shall also deliver certificates from each Seller, signed by its President, to the effect that the representations and warranties of such Seller contained herein are true and correct on the date of Closing as if made on and as of such date. Subsequent to the Closing, Sellers will execute and deliver from time to time at the request of Buyer all such further instruments as, in the reasonable opinion of Buyer's counsel, may be required in order to vest in Buyer full and complete title to and the right to use the business, assets, properties and contracts hereby agreed to be conveyed by Sellers to Buyer. On or within five days after the Closing Date, Sellers will cause their corporate names to be changed to exclude the names "Lexstra" and "Lexus" or any similar name. If any of the Assets, properties or contracts of a Seller are not unilaterally assignable to Buyer, such Seller will use its best efforts to effect a practical substitution of Buyer for Seller with respect thereto. To the extent that such a substitution cannot be made, such Seller will use its best efforts to grant to Buyer a subcontract with respect thereto, on terms and conditions such that the effect will be, so far as is reasonably possible, the same as though such substitution had been made.





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


         2.10 Buyer's Deliveries. At the Closing, Buyer shall (i) cause a wire transfer to be made to Sellers of $24 million, (ii) deliver to Sellers all instruments as Sellers shall reasonably request for Buyer to assume and become subject to the Liabilities, and (iii) deliver to Seller the certificate of Buyer signed by one of its officers, to the effect that the representations and warranties of Buyer contained herein are true and correct on the date of Closing as if made on and as of such date.

         2.11 Earnout Obligations. Buyer's obligations to pay an Earnout hereunder shall not detract from Buyer's rights to operate the Combined Company in such manner as Buyer shall in good faith determine. Buyer and Sellers do not owe a fiduciary duty to each other in connection with the conduct of business as it affects the Earnout. However, the parties will always act in good faith and give reasonable consideration to both the short term and long term good of the Combined Company.


                                       III
                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS
                             ----------------------


         3.00 Sellers represent and warrant to Buyer as follows:

         3.01 Corporate. Each of Sellers is a corporation duly organized, existing and in good standing under the laws of the State of New York, has full power and authority to own its properties and to carry on its business as now conducted, and is in good standing and duly qualified to conduct business as a foreign corporation in each of the jurisdictions (which will be set forth in Exhibit 3.01) in which the ownership or leasing of its properties or the conduct of its business requires such qualification. Lexstra's outstanding capital stock consists of 100 shares, which is held and owned as follows: L. Levine 47.5, K. Suss 47.5, both being voting shares, and J. Diehl 5 shares non-voting. This will be adjusted to reflect 3 additional shares to J. Diehl as of September 30, 1997. The adjustment will provide for Levine and Suss to hold 46 shares each of voting stock and Diehl to hold 8 shares of non-voting. Lexus's outstanding capital stock consists of 100 shares which is held and owned as follows: L. Levine 50 and K. Suss 50. All corporate action of each Seller has been duly authorized and adopted in accordance with applicable law and its By-laws and charter documents.

         3.02 Conflict of Interest. Except for the ownership of non-controlling interests in securities of corporations the shares of which are publicly traded or as otherwise set forth on Exhibit 3.02, neither Sellers nor their respective stockholders and, to the best of Sellers' knowledge, none of either Seller's directors, officers or other key employees (including purchasing agents and departmental managers) owns directly or indirectly any interest or has any investment or profit participation in any corporation or other entity which is a competitor of or which directly or indirectly does business with the Sellers.




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


         3.03 Financial Statements. Exhibit 3.03(a) consists of copies of the Sellers' audited balance sheets as of December 31, 1997 and 1996 and the related audited statements of income, stockholders' equity and changes in financial position for the fiscal years then ended and will include the notes thereto, additional or supplemental information supplied therewith, and the report prepared in connection therewith by the independent certified public accountants reviewing such financial statements. Exhibit 3.03(b) consists of copies of the Sellers' separate and combining balance sheets as of September 30, 1998, and the related statements of income, stockholders' equity and changes in financial position for the respective months and fiscal year-to-date periods then ended (and as of the corresponding dates and for the corresponding periods in the preceding fiscal year) and include the notes thereto and all additional or supplemental information supplied therewith. Exhibits 3.03(a) and 3.03(b) (hereinafter collectively referred to as the "Financial Statements"):

                  (i)   are true, complete and correct in all material respects;

                  (ii) fairly present the properties, assets, financial position and results of operations of the Sellers as of the respective dates and for the respective periods stated above; and

                  (iii) have been prepared pursuant to and in accordance with generally accepted accounting principles applied on a consistent basis and, in the case of the financial statements included as part of
         Exhibit 3.03(a), have been audited in accordance with generally accepted auditing standards.

Adequate provision has been made in the Financial Statements for doubtful accounts or other receivables; sales are stated in the Financial Statements net of discounts, returns and allowances; and Sellers has not had any liability or obligation, whether accrued, absolute, or contingent, arising out of transactions entered into or any state of facts existing as of the dates of the Financial Statements, except to the extent reflected therein and except for contractual or other obligations of performance (other than obligations arising by reason of a default in performance) not required to be reflected in the Financial Statements under generally accepted accounting principles consistently applied. No provision in the Financial Statements is necessary, under generally accepted accounting principles, for liability on account of product warranties or with respect to the design, development, manufacture or sale of defective products or the delivery of faulty services. Any items of income which are unusual or of a nonrecurring nature are separately disclosed in the Financial Statements or are disclosed supplementally in Exhibit 3.03(c).

         3.04 Taxes. There has been, and will be, in effect from the inception of each of the Sellers until Closing an effective election under Subchapter S of the Internal Revenue Code, and the Company has no liability for federal income taxes for any period. Exhibit 3.04 consists of copies of income tax returns filed for years ended on and after December 31, 1995. Each of the Sellers has filed all federal, state or local returns and provided for or paid in full all Taxes to the extent Tax Returns and payments are required prior to the date hereof (including extensions). "Tax" or "Taxes" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income tax (including, without limitation, all income or corporate franchise taxes) governed




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under the Internal Revenue Code, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes. "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes. Neither Seller has any deficiencies with respect to any tax period and neither Seller is or will be subject to any current or deferred liability with respect to taxes or penalties or interest thereon, or related charges and fees, whether or not assessed, which are not adequately provided for in the Financial Statements as of December 31, 1997. The United States federal income tax returns of the Sellers have not been audited nor have the returns of any stockholder of either Seller been audited with respect to income or loss attributable to either Seller. There are not in effect any waivers of statutes of limitations or deadlines for assessments by either Seller, or any stockholder of either Seller, with respect to issues related to either Seller.

         3.05 Absence of Financial Changes. Except as set forth in Schedule 3.05, since December 31, 1997, there have not been:

              (i) Any material adverse changes, either individually or in the aggregate, in the general affairs, business, prospects, properties, financial position, results of operations, or net worth of the Sellers;

              (ii) Its business affairs have since such date been conducted in the same manner as theretofore conducted and in the usual and ordinary course;

              (iii) after the close of business on such date no transaction has taken place or contract entered into by the Sellers other than in the usual and ordinary course of business except for transactions arising out of this Agreement; and

              (iv) specifically, without limitation of the foregoing, since such date no material sales, removals or deliveries of machinery, fixtures or other tangible or intangible assets of any nature have been made.

         3.06 Casualties. Since December 31, 1997, there have not been any material casualties affecting the Sellers or material loss, damage or destruction to any of its properties.

         3.07 Absence of Certain Actions. Except as described in Exhibit 3.07, since December 31, 1997, Sellers have not:



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


              (i) raised salaries, hourly rates or the rate of bonuses or commissions or other compensation of its personnel or agents, except for normal increases therein consistent with past practice which is described in Exhibit 3.07;

              (ii) varied insurance coverage except in the ordinary course of business; or

              (iii) entered into, materially amended or terminated any material contract, agreement, franchise, permit or license.

              (iv) paid or declared any dividend or other distribution of any nature or on or in respect of any capital stock or surplus of the Company, or issued, redeemed, retired, purchased or otherwise acquired shares of its stock except for cash dividends;

              (v) waived a right or canceled a material contract, debt or claim, or assumed or entered into a material contract, lease, license, obligation, indebtedness, commitment, purchase or sale, except in the ordinary course of business consistent with past practices;

              (vi) acquired or disposed of a capital asset having an initial cost of $5,000 or more, or paid or performed an obligation or liability other than (i) a liability or obligation reflected in the Financial Statements, and (ii) a current liability or obligation incurred in the usual and ordinary course of business; and

              (vii) entered into any transaction with any stockholders of either Seller or any of their relatives or entities in which they have an interest ("Interested Person").

         3.08 No Undisclosed Liabilities. Except with respect to liabilities incurred in the usual and ordinary course of Sellers' businesses since December 31, 1997, Sellers do not have knowledge of any fact, circumstance or condition which might reasonably give rise to any material liability of any kind or nature whatsoever which is not adequately reflected or specifically disclosed in the Financial Statements.

         3.09 Full Disclosure. Neither this Agreement nor any Exhibit or other document furnished to Buyer pursuant hereto contain or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the factual statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Sellers do not have knowledge of any events, transactions or other facts, other than matters affecting the economy generally, which, either individually or in the aggregate, might reasonably give rise to circumstances or conditions which might have a material adverse effect on the general affairs, business, prospects, properties, financial position, results of operations or net worth of either of the Sellers.

         3.10 Personal Property Title. Each of Sellers has a valid leasehold interest in all leases of personalty, has good and unencumbered marketable title to all personalty of any kind or nature included in the Assets, and has a valid legal right to use all other personalty used by it in its business,



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


free and clear of all liens, encumbrances, claims or other conditions affecting title or use except for (i) liens for nondelinquent ad valorem taxes, (ii) liens described in Exhibit 3.10 which will be released at or prior to the Closing, and
(iii) such non-monetary liens or encumbrances as do not significantly detract from or interfere with the present or reasonably foreseeable use of the properties subject thereto. All of the liens or encumbrances referred to in clause (iii) above are set forth in Exhibit 3.10. At the Closing, title to the Assets will be transferred to Buyer free of all liens, other than those liens referred to in clause (iii) above.

         3.11 Asset Condition. All buildings and improvements and all of the machinery and equipment owned or used by the Sellers are in good repair and operating condition and are adequate to carry on the Sellers' businesses as presently conducted.

         3.12 Real Property; Environmental. Neither Seller owns, or has at any time in the past owned, any real property. Seller's only present or past leased real property consists of leases of space in office buildings in which Sellers occupy no more than 40% of the rentable space. Exhibit 3.12 lists by common address all real property leased or used by each Seller in its business or in which a Seller may have an interest (collectively, the "Properties") and lists all real property previously leased or used by a Seller or in which it had an interest (collectively, the "Prior Properties"). Each Seller has a valid leasehold interest in all real property leased by it, free and clear of all easements, restrictions, occupancy agreements, assessments, liens, encumbrances, claims or other matters affecting title, use or occupancy except for (i) liens for nondelinquent ad valorem taxes, and (ii) such easements, liens and encumbrances as do not detract from or interfere with the present or reasonably foreseeable use of the Properties subject thereto. The Properties and improvements thereon are fully accessible by public roads. The Properties, the use of such Properties and the conduct of the business of each Seller thereon or on the Prior Properties have not violated, and based upon present and foreseeable uses of such Properties and Prior Properties are not expected to violate, any law, rule, regulation or ordinance of any governmental authority (including provisions of law, rule or regulation scheduled for future implementation), including but not limited to, environmental laws, zoning ordinances and building codes, or the common law. The Properties are served by utilities, including but not limited to, water, sewage, gas, waste disposal, electricity and telephone, and neither Seller has Knowledge (as defined in Section 10.12 hereof) of any inadequacies with respect to such utilities. Each Seller has utilized, stored, delivered for disposal, disposed of and transported all wastes, whether hazardous or not, in full compliance with all laws, rules, regulations and ordinances (including provisions of any law, rule, regulation or ordinance scheduled for future implementation) and the common law and so as not to contaminate any of the Properties, the Prior Properties or any other properties and so as not to give rise to any reporting, remediation or clean-up obligation under any law, rule, regulation or ordinance (including provisions of any law, rule, regulation or ordinance scheduled for future implementation) or the common law. The Properties, the Prior Properties and each Seller's personal property, including its land, buildings, equipment and inventory (whether now or previously owned or leased by each Seller), have not been contaminated, tainted or polluted, nor will such property become contaminated, tainted or polluted, from activities conducted by each Seller. Sellers have not generated any waste required to be disposed of as hazardous waste at any time in their businesses. The provisions of this Section 3.12 shall also apply to the real property of, and actions taken by, each person controlled by either Seller during all periods in which such person was controlled by each Seller.

         3.13. Customers; Suppliers; Contracts. Exhibit 3.13(a) will list the ten largest customers of each Seller during the nine months ended September 30, 1998 (stating for each the approximate dollar volume of the sales), and Exhibit 3.13(b) lists all of the existing contracts and commitments of Sellers of any kind or nature whatsoever whether written or unwritten, whether or not assumed by Buyer under Section 1.02 herein (including, without limiting the generality of the foregoing, all supply contracts; collective bargaining agreements; leases; notes and all other evidences of indebtedness; mortgages; guarantee agreements; pension, stock option, stock purchase, bonus, profit sharing and other employee or executive welfare or benefit plans or agreements; sales representation and distribution agreements; purchase orders and commitments; product warranties; and powers of attorney); except only:

               (i) each contract with a customer made (A) in the usual and ordinary course of business on or after the date hereof, or (B) prior to the date hereof whereby the Seller is obligated to deliver less than $2,000 in invoice value of services in each transaction or series of related transactions; and

               (ii) each purchase commitment made (A) in the usual and ordinary course of business at prevailing prices on or after the date hereof, or (B) prior to the date hereof which is not in excess of $2,000 in each transaction or series of related transactions; and

The forms of written purchase and sales orders used by each Seller are also included as part of Exhibit 3.13(b). The aggregate purchase orders or purchase commitments outstanding on the date hereof from Sellers do not exceed $2,000. Such purchase orders and purchase commitments may be canceled at any time without penalty. Concurrently with the delivery and as a part of Exhibit 3.13(b), Buyer will be given copies of any existing written instruments evidencing the items listed in Exhibit 3.13(b).

         3.14 Concerning Contracts and Relationships. All of the agreements, contracts and commitments listed in Exhibit 3.13(b) and all of the agreements, contracts and commitments not required to be listed by reason of clauses (i) or
(ii) of Section 3.13, are valid and binding obligations of the parties thereto in accordance with their respective terms and there has occurred no event which would constitute any breach of or default in any provision of any such agreement, contract or commitment or which would permit the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of a Sellers or which would give rise to any such liabilities upon the giving of notice or lapse of time. No information has been brought to the attention of Sellers which might reasonably lead it to believe that any customer or supplier intends to cease dealing with the Sellers, or intends to alter in any material respect the amount of such customer's or supplier's dealings with the Sellers or would alter in any material respect dealings in the event of the consummation of the transactions contemplated hereby with the exception of Silverline

Industries, Inc. The circumstances relating to Silverline Industries, Inc. are fully and fairly described in Exhibit 3.14.

         3.15 Business Practices. All of Sellers' transactions have been conducted on an arms-length basis except for transactions between a Seller and any entity owned or controlled by a Seller or an Interested Person (all of which transactions will be described in Exhibit 3.15); such described transactions have been fair to the Sellers and on terms comparable to those which would have prevailed in an arms-length transaction. No portion of a Seller's sales or other ongoing business relationships is dependent upon the friendship or the personal relationships (other than those customary within business generally) of the stockholders of Sellers or any of a Seller's officers, directors or other key employees. To the knowledge of the Sellers and the stockholders of Sellers, no employee of a Seller has violated the published business policies of any third party with respect to gifts, services or corporate business practices. Except as described in Exhibit 3.15, neither Seller has outstanding loans or other advances directly or indirectly to or from any stockholder, officer, director or employee of either Seller or any entity in which any Interested Person has a direct or indirect interest, other than travel advances in the usual and ordinary course of business. Neither Seller nor any person acting on behalf of the a Seller have engaged in any business practice of the nature referred to in the Report of the Securities and Exchange Commission ("SEC") dated May 12, 1976, on Questionable and Illegal Corporate Payments & Practices.

         3.16 Compliance with Laws; Litigation; Claims. Each of Sellers, with regard to its business, assets, business practices and products and services, has complied with all applicable laws, regulations, orders and other requirements of governmental authorities; it is not subject to any judicial, governmental or administrative order, judgment or decree; and no investigation, governmental or administrative proceeding or other litigation of any kind or nature to which it may be a party is now pending, has been threatened in writing or, to Sellers' Knowledge, otherwise threatened; no claim which has not ripened into litigation or other proceeding has been made, threatened in writing or, to Sellers' Knowledge, otherwise threatened against it, and, no facts, circumstances or conditions are within Sellers' Knowledge, which might reasonably give rise to such claims, investigations, proceedings or litigation, in each case whether or not covered by insurance. Each of Sellers has obtained all governmental licenses, permits, approvals, authorizations, exemptions, classifications and certificates material to the conduct of its business or to the ownership of its properties (collectively referred to herein as "Licenses").
Exhibit 3.16 lists and includes copies of all Licenses. There is no liability of either Seller on account of product or service warranties or arising out of working conditions in the manufacture or sale of its products or services or with respect to the manufacture or sale by the Sellers of defective products or with respect to services performed.

         3.17 Employment. Exhibit 3.17(a) lists any officer or other key employee of the Seller who terminated employment with a Seller since January 1, 1997. Sellers have no knowledge that any key employee is considering the termination of employment. Except as described in Exhibit 3.17(b), no employees of a Seller are represented by a union or other labor organization and no representation question exists respecting the employees of the Seller; each Seller has complied with all applicable laws affecting employment and employment practices (including, but not limited to, laws relating to immigration into the United States), terms and conditions of employment and wages and hours, and has not engaged in any unfair labor practice; there has been no complaint alleging unfair labor practices against a Seller filed with the National Labor Relations Board; there has been no labor strike, dispute, slowdown or stoppage pending or threatened against or affecting a Seller; there has been no grievance or arbitration proceeding against a Seller arising out of or under a collective bargaining agreement and no basis therefor exists; no agreement which is binding on a Seller restricts it from relocating or closing any of its operations; and neither Seller has experienced any work stoppage or other labor difficulty since January 1, 1998.

         3.18 Employee Benefit Plans. Exhibit 3.18(a) lists all Employee Benefit Plans (whether or not subject to ERISA) maintained by or contributed to by either Seller. Neither Seller has (a) ever contributed to any multiemployer plan (as defined in ERISA Section 3137 or 4001(a)(3)), or (b) maintained any defined benefit plan subject to Title IV of ERISA, nor does either Seller maintain any retiree medical or retiree life insurance programs. With respect to employee plans:

              (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with its governing documents and the applicable requirements of ERISA and the Code.

              (ii) All contributions and premium payments (including all employer contributions and employee salary reduction contributions) which are due have been paid and will be timely paid through the date of Closing to each such Employee Benefit Plan which is an Employee Pension Benefit Plan or Employee Welfare Benefit Plan.

              (iii) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a current determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a), and Buyer is unaware of any event that has occurred, whether by action or failure to act, which has resulted in or could cause the loss of such qualification, and each trust thereunder is exempt from tax pursuant to Code Section 501(a); true complete and accurate copies of the aforementioned termination letters have been provided to Buyer as Exhibit 3.17(c).

              (iv)  As used herein:

                    "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                    "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (iv) Employee Welfare Benefit Plan or material fringe benefit plan or program.

                    "Employee Pension Benefit Plan" has the meaning set forth in
              ERISA Section 3(2).

                    "Employee Welfare Benefit Plan" has the meaning set forth in
              ERISA Section 3(1).

                    "ERISA" means the Employee Retirement Income Security Act of
              1974, as amended, and the rules and regulations promulgated thereunder.

                    "PBGC" means the Pension Benefit Guaranty Corporation.

No Employee Welfare Benefit Plans and Employee Pension Benefit Plans have been terminated since January 1, 1991. The terminations of all such Employee Pension Benefit Plans have been approved by the Internal Revenue Service and, in the case of any defined benefit pension plan, by the PBGC. Neither Seller has employees resident outside the United States while employed by a Seller. Copies of all determination letters relating to any Employee Benefit Plans are included as Exhibit 3.18(b).

         3.19 Personal Property List, Etc. Exhibit 3.19(a) lists all of the tangible personal property and the ownership thereof which is either owned or used by either Seller except for (i) items having an initial unit cost of $10,000 or less, (ii) items listed on Exhibit 3.19(c), and (iii) items to be acquired after the date hereof to the extent the acquisition thereof is not prohibited under Section V hereof. Except as described in Exhibit 3.19(b), all tangible personal property owned or used by Sellers is situated at the business premises of the Sellers and is currently used by one of the Sellers in connection with its business. Exhibit 3.19(c) lists or describe all tangible personal property owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which Sellers are responsible, together with copies of all agreements relating thereto, and all such property is in the actual possession of Sellers and is in such physical condition that upon the return of such property in its present condition to its owner, Sellers will not be liable in any amount to such owner as a result of such condition.

         3.20 Intellectual Property. The copyrights, patents, invention disclosures, trademarks, trade names and service marks, whether registered or common law, and all applications therefor that are pending or in the process of preparation, and trade secrets, secret processes and other proprietary rights of every kind and nature, in the United States and in foreign countries (the "Rights") to the extent directly or indirectly owned, licensed, used, required for use or controlled in whole or in part by either Seller or any of the officers, directors, stockholder or other employees of a Seller, listed (or in the case of trade secrets and secret processes, generally described) in Exhibit
3.20. Exhibit 3.20 also lists all licenses and other agreements allowing a Seller to use Rights of third parties in the United States or other foreign countries. Except as set forth in Exhibit 3.20, Seller is the sole and exclusive owner of the Rights listed in Exhibit 3.20, free and clear of any claims, liens, licenses, sublicenses, charges or encumbrances and no governmental registration of any of the Rights has lapsed, expired or been canceled, abandoned, opposed or the subject of a re-examination request. There have been no claims, and there is no basis for any claim challenging the scope, validity or enforceability of any of the copyrights, patents, trademarks, trade names or service marks. There are no instances where it has been held, claimed, or alleged, whether directly or indirectly, and neither Seller or the officers, directors, stockholder or other employees of a Seller has any knowledge of any basis upon which a claim may be made, that any of the Rights of a Seller infringe the Rights of any third party, or that any activity of any third party infringes upon any of the Rights of a Seller. Each Seller has been and is now conducting its business in a manner which has not been and is not in violation of any Right of another and does not require a license or other proprietary right to so operate its business. The trade secrets, "know-how" and other like data of Sellers are in such form and of such quality and will be so maintained so that the Buyer can, following the Closing, provide the services heretofore provided by the Sellers so that such services meet applicable specifications and conform with the standards of quality and cost heretofore met by them.

         3.21 Compensation, Etc. Exhibit 3.21 sets forth the names, positions and annual salaries of all officers and other non-hourly rated employees of the Sellers receiving compensation at an annual rate (including bonuses, commissions and other compensation) in excess of $25,000, together with the amount of bonuses and description of agreements or arrangements, both oral and written, formal and informal, for commissions and other compensation or benefits of any nature to be paid or provided to any of such persons pursuant to agreement or custom or present understanding. Except for group policies included in Exhibit 3.13(b), there are no insurance policies on the lives of any of such officers or such other persons, other than under a Seller's group policies and life insurance policies covering a stockholder of a Seller, the premiums of which have been paid or contributed by a Seller.

         3.22 Insurance. Exhibit 3.22 contains a full and complete list of all policies of insurance insuring the real and personal property of the Sellers and policies insuring the Sellers against risks, and such policies provide adequate coverage for all risks normally insured against. All of the policies of insurance described therein (copies of which are to be delivered as part of Exhibit 3.22) are in full force and effect as stated therein and the premiums therefor have been paid as they became due and payable.

         3.23 EBIT 1998 and 1999. There are no facts, circumstances or conditions known to the Sellers or any stockholder of Sellers which lead any of them to believe that the EBIT of the Sellers for calendar year 1999 will be less than $6.5 million, it being understood that such results are not certain or guaranteed.

         3.24 Authority; Binding Effect. Each of the Sellers has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein, and this Agreement has been duly executed and delivered by each Seller and is a valid and legally binding obligation of each Seller and is enforceable in accordance with its terms. Each of the Seller's stockholders has full power and authority to enter into the Stockholder's Guarantee annexed hereto and the agreements referred to in Sections 7.09 and 7.11 to which each is signatory. The Stockholder's Guarantee has been duly executed and delivered by each of them, and upon execution, the agreements referred to in Section 7.09 and
7.11 will have been duly executed and delivered. Each such agreement will be, upon execution, the valid and binding obligation of the Sellers and each of the stockholders in accordance with its terms. Except as described on Exhibit 3.24, neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or cause a breach or violation of the charter, By-laws or other covenants or obligations binding upon either Seller or affecting any of its properties, or cause a lien or other encumbrance to attach to any of its properties, or result in the acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any license, franchise, lease, permit, approval or agreement to which a Seller is a party, or require a consent of any person to prevent any such breach, default, violation, lien, encumbrance, acceleration, right or termination.

         3.25 Approvals. Neither Karen Suss nor Laurence Levine have total investment assets, voting securities and income producing properties of $10-million or more within the meaning of ss. 7A of the Clayton Act, 15 U.S.C. ss. 18A as amended by Section 201 of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Pub. L. No. 94-435, 90 Stat. 1390, and the rules promulgated thereunder as set forth at 16 CFR Parts 801-03 (the "HSR Act"), based upon the assumptions that (i) each such person owns all the assets of Lexus, valued at book value according to Lexus's last regularly prepared balance sheet, and (ii) other investments, securities and properties are valued according to their respective investments therein. No approval of or filing with any federal, state or local court, authority or administrative agency is necessary to authorize the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated herein.

         3.26 Title to Assets. Each of the Sellers has complete and unrestricted power to sell, assign and deliver to Buyer or its assignee good and unencumbered marketable title to the Assets, and at the Closing, such title will vest in Buyer.

         3.27 Year 2000 Compliance. To Sellers' Knowledge, the software and hardware used by each of the Sellers correctly performs without any defects and without any need for human intervention, reprogramming or correction every date-related or date-dependent operation, regardless of whether such date falls before, on or after January 1, 1999, September 9, 1999, January 1, 2000 or any other date ("Year 2000 Compliant"). Any failure of Sellers' hardware and software to be Year 2000 Compliant does not create a material risk to the operation of Sellers' businesses.

                                       IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER
                                -----------------

         4.00 Buyer represents and warrants to Sellers as follows:

         4.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.02 Corporate. Buyer has full corporate power to enter into this Agreement and to consummate the transactions contemplated herein, and neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or cause a breach or violation of the charter or By-laws of Buyer or of any covenants or obligations binding upon it or affecting any of its properties.

         4.03 Approvals. No approval of or filing with any federal, state, or local court, authority or administrative agency is necessary to authorize the execution of this Agreement or the consummation by Buyer of the transactions contemplated herein, assuming the accuracy of the Sellers' warranty appearing in the first sentence of Section 3.25 hereof.

                                        V
                                    COVENANTS
                                    ---------

         5.01 Covenants Pending Closing. Sellers covenant and agree that after the date hereof until Closing:

              (i) Conduct of Business. Each of the Sellers will carry on its business in a good and diligent manner consistent with prior practice in the usual and ordinary course, will not introduce any new method of management or operation, and will use its best efforts to preserve its business organization intact and conserve the good will and relationships of its customers, suppliers and others having business relations with it and the services of all officers, employees, agents and representatives.

              (ii) Existence and Good Standing. Each of the Sellers will maintain its corporate existence and good standing in the state of New York and in each jurisdiction in which it is qualified to do business.

              (iii) Compensation Changes. Except with Buyer's prior written consent or as described in Exhibit 3.07 with respect to normal increases consistent with past practice, no increase will be made in the compensation or rate of compensation payable or to become payable to the employees of either Seller and no new bonus, profit sharing, retirement, insurance, death, fringe benefit or other extraordinary or indirect compensation shall accrue, be set aside or be paid for or on behalf of any of such employees, and no agreement or plan with respect to the same shall be adopted or committed for.

              (iv) New Obligations. Except with Buyer's prior written consent, Sellers will not waive any material right or cancel any material contract, debt or claim, or assume or enter into any material contract, lease, license, obligation, indebtedness, commitment, purchase or sale, and except in the usual and ordinary course of business, Seller will not enter into or assume any other contract, lease, license, obligation, indebtedness, purchase or sale. For purposes of this
         Section 5.01, all indebtedness for borrowed money, and commitments or agreements having a duration in excess of three months (other than sales contracts with customers in the usual and ordinary course of business), are deemed to be material and not in the usual and ordinary course of business.

                  (v) Acquisitions and Dispositions. Except with Buyer's prior written consent, neither Seller will acquire or dispose of any assets having an initial cost of $5,000 or more or make any material commitment other than in the ordinary course of business.

                  (vi) Encumbrances. Except with Buyer's prior written consent, neither Seller will voluntarily enter into or assume any mortgage, pledge, conditional sale, security agreement or other title retention agreement, permit any lien, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired.

                  (vii) Access, Etc. Each of the Sellers shall:

                        (a) maintain and keep in good order, consistent with
                  past practice, all of its buildings, offices, shops and other structures, and keep all machinery, tools, equipment, fixtures and other property in good condition, repair and working order;

                        (b) not merge or consolidate with any corporation,
                  business or other entity or acquire any asset of any other corporation, business or other person (other than as otherwise specifically permitted by this Agreement);

                        (c) not do any act or omit any act or permit any
                  omission to act, within its control, which will cause a breach or default in any of its contracts, commitments or obligations;

                        (d) from the date hereof on reasonable notice afford
                  Buyer, its counsel and accountants, full access during normal business hours throughout the period prior to the Closing to all of its plants, offices, properties and records including such access as may be necessary to allow Buyer at its expense to make an audit or otherwise satisfy itself of the accuracy of the representations contained in this Agreement and that the conditions contained in this Agreement have been satisfied or complied with and Sellers will furnish documents and all such other information concerning its properties and business as Buyer may reasonably request; provided, however, that any investigation or inquiry made by Buyer shall not affect the representations and warranties contained in this Agreement or their survival of the Closing.

                  (viii) Maintain Representations and Warranties. Sellers shall not take any action or omit to take any action within its reasonable control to the extent such action or omission might result in any representation or warranty contained in this Agreement being inaccurate or incorrect in any material respect on and as of the date of Closing.

              (ix) Non-Disclosure, Etc. Sellers will use all reasonable efforts to prevent the disclosure of any of the terms or conditions hereof by either Seller to any person, other than its stockholders, counsel or as may be required in connection with Sellers' tax planning with respect hereto, and as long as this Agreement shall remain effective, neither Seller will negotiate with any other person with respect to the sale of its business.

              (x) Fulfill Conditions. Sellers shall use all reasonable efforts to cause the conditions contained in Section 7 to be fulfilled at or prior to the Closing.

         5.02 Agreement To Preserve Corporate Opportunity. Each Seller hereby acknowledges and recognizes the highly competitive nature of the Sellers' businesses and accordingly agrees that the such Seller will not, during and for the period commencing with the date hereof and ending on the date which is ten years after the Closing Date, directly or indirectly, (i) engage in the business (whether or not for profit) of recruiting for, design, development, sale or marketing of on-site contract personnel services or personnel placement for the type of technical personnel or other types of temporary staffing or other activities engaged in by a Seller (the "Business Activities"), whether such engagement by a Seller is as a partner, investor, consultant, advisor, agent, or other participant in another business, in any geographic area in which the services of either of the Sellers have been performed or marketed, or as a supplier to any customer with whom either Seller, directly or through any other entities has done any business, (ii) assist others in engaging in any of the Business Activities in the manner described in the foregoing clause (i), or
(iii) induce any employee of the Buyer or any of its subsidiaries or affiliated companies to engage in any activities hereby prohibited to the either Seller or to terminate employment. Although the Sellers and Buyer consider the restrictions contained in this Section 5.02 to be reasonable for the purpose of preserving for Buyer the good will, proprietary rights and going business value of the Sellers, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained herein is an unreasonable or otherwise unenforceable restriction against a Seller, the provisions hereof shall not be rendered void but shall be deemed amended to apply to such maximum time and territory and to such other extent as such court may judicially determine to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in clauses (i) through (iii) or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein or the availability of any other remedy. Each Seller acknowledges and agrees that Buyer's remedy at law for a breach or threatened breach of any of the provisions of this Section 5.02 would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach by such Seller of the provisions of this Section 5.02, it is agreed that, in addition to its remedy at law, Buyer shall be entitled to, without posting any bond, and the undersigned Seller agrees not to oppose Buyer's request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach.

         5.03 Sellers' Employees. Sellers will use its best efforts to persuade all of Sellers' employees and agents as are currently employed or retained by Sellers to become employees or agents of Buyer or the subsidiary of Buyer to which its rights have been assigned, provided, however, that Buyer shall have no obligation to hire any of such employees. However, it is Buyer's intent to offer regular employment beginning at Closing Date to all employees of Sellers at not less than their current base salaries and with benefits customary for new employees of Buyer extended to them. In the case of Sellers' sales personnel designated by Sellers on Exhibit 5.03, Buyer will enter into agreements with such persons providing sales incentives no less favorable than those provided by Sellers; provided that Buyer may change the method of calculating the commission percentage against amounts actually collected rather than amounts invoiced. The terms and conditions of such employment are at Buyer's discretion including the right to discipline and terminate such employees on the same basis as other employees of Buyer except that in the case of persons offered positions by Buyer such employees will be entitled to credit for vacation days accrued as of the Closing Date for service with a Seller. Nothing herein shall be construed to be a contract of employment as to any of a Seller's employees.

         5.04 Receivables. Sellers guarantee that all accounts receivable and notes receivable ("Receivables") reflected in the Closing Balance Sheet will be paid after the Closing Date. Any such Receivable which is outstanding at February 28, 1999, is referred to herein as a "Doubtful Account." With respect to any Doubtful Account, Buyer may, at its option, concurrent with the final determination of Net Tangible Assets and 1998 AEBIT, transfer any such Doubtful Account to Sellers. The Adjustment Payment and, if necessary, the Earnout Payment for 1998 shall be reduced by the amount of such Doubtful Accounts transferred to Sellers. In the event the Adjustment Payment and 1998 Earnout Payment are less than the amount of the Doubtful Accounts, Sellers will promptly pay to Buyer the amount of such shortfall.

                                       VI
                        THE SELLERS' CONDITIONS PRECEDENT
                        ---------------------------------

         6.00 All of the following shall be conditions precedent to Sellers' obligation to consummate the transactions contemplated by this Agreement.

         6.01 Opinion of Counsel. Sellers shall have been furnished with an opinion of Buyer's General Counsel, dated as of the Closing, to the effect that:

              (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

              (ii) this Agreement has been duly authorized, executed and delivered by Buyer, and constitutes its valid and binding obligation.

         6.02 Compliance With Agreement. Buyer shall have complied in all material respects with all of its obligations under this Agreement.

         6.03 Approvals. The parties hereto will have received all approvals, orders and exemptions from the appropriate governmental agencies and authorities as may be necessary to effect the transaction contemplated hereby.

         6.04 Representations and Warranties. The representations and warranties made by Buyer contained in this Agreement or in any written document (including the Exhibits and schedules referred to herein) delivered to Sellers pursuant thereto shall be accurate and correct in all material respects on and as of the date of Closing as if made on and as of that date.

         6.05 Covenants. Consent to assignment of material contracts (including leases) shall have been obtained by the Sellers.

                                       VII
                          BUYER'S CONDITIONS PRECEDENT
                          ----------------------------

         7.00 All of the following shall be conditions precedent to Buyer's obligations to consummate the transactions contemplated by this Agreement:

         7.01 Representations and Warranties. The representations and warranties made by Sellers contained in this Agreement or in any written document (including the Exhibits and schedules referred to herein) delivered to Buyer pursuant thereto shall be accurate and correct in all material respects on and as of the date of Closing as if made on and as of that date.

         7.02 Opinion of Counsel. Buyer shall have been furnished with the opinion of Solovay Edlin & Eiseman and Herbert Guston, co-counsel to Sellers, dated as of the Closing and in the form of Schedule I hereto.

         7.03 Covenants. Sellers shall have complied in all material respects with all of their obligations under this Agreement, including, but not limited to, all of the covenants contained in Section V.

         7.04 Litigation. No suit, action, or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated hereby.

         7.05 Accurate Deliveries. There shall not have been any material error, misstatement or omission in any Exhibit or other document or schedule delivered in connection herewith.

         7.06 No Adverse Events; Certificates. During the period from the date hereof to the Closing there shall not have been any adverse effect, either individually or in the aggregate, on the general affairs, business, prospects, properties, financial position, results of operations or net worth of the Sellers as a result of any casualty or disaster, accident, labor dispute, exercise of the power of eminent domain or other governmental act, or any other event or circumstance; the Sellers shall not have sustained any loss or damage to its properties, whether or not insured, which affects its ability to conduct its business; and Buyer shall have received a certificate dated the date of Closing signed by Seller to the foregoing effect and representing to the further effect that (i) all liabilities of the Sellers at the Closing which are not reflected in the Financial Statements are only liabilities incurred since the date of the most recent Financial Statements in the ordinary and usual course of business, none of which were incurred in violation or contravention of any provision of this Agreement, and (ii) the conditions precedent provided in Sections 7.01, 7.03, 7.04, (other than approval by Sellers' Board of Directors) and 7.05 have been satisfied. The delivery of such certificate shall in no way diminish or supersede the warranties and representations of Sellers made in this Agreement.

         7.07 Accountant Assurances. Buyer shall receive from the independent certified public accountants of the Sellers assurances satisfactory to Buyer that such accountants will provide consents, opinions or such other action as may be reasonably necessary for Buyer to fulfill financial disclosure and reporting obligations in the future in connection with a public offering or otherwise.

         7.08 AEBIT for Year Ended June 30, 1998. Buyer shall have received satisfactory evidence that AEBIT of the Sellers in the 12-month period from July 1, 1997 through June 30, 1998 was no less than $3.7 million.

         7.09 Employment Agreements. The employment agreements between (i) Buyer and Laurence Levine and (ii) Buyer and Karen Suss initialed by the parties to each agreement for identification shall have been executed and delivered and become effective.

         7.10 Approvals. The parties hereto will have received all approvals, orders and exemptions from the appropriate governmental agencies and authorities as may be necessary to effect the transaction contemplated hereby.

         7.11 Agreement to Preserve Corporate Opportunity. The Agreements to Preserve Corporate Opportunity between Buyer and Laurence Levine and Buyer and Karen Suss initialed by all parties to each agreement for identification, shall have been executed and delivered and become fully effective.

         7.12 Consents. Consent to assignment of material contracts (including leases) shall have been obtained by the Sellers.

         7.13 Board Approval. The transaction shall have been approved by the Board of Directors of MSX International, Inc..

         7.14 Transition Services Agreement. The parties shall have entered into a Transition Services Agreement on mutually agreeable terms and conditions.

                                      VIII
                       EXAMINATION PERIOD AND TERMINATION
                       ----------------------------------


         8.01 Buyer Review. At the date hereof Buyer has not yet had an opportunity to complete its investigation or analysis of the business, assets, liabilities, properties and affairs of Sellers and the parties acknowledge that certain of the Exhibits, Schedules, information and other documents to be delivered pursuant to this Agreement and relating to Sellers' assets, liabilities, commitments, properties and business have not been delivered. Sellers shall complete the preparation of all such Exhibits, schedules, information and documents and use its best efforts to deliver them to Buyer as soon as possible after the date hereof but not later than October 15, 1998. Buyer shall have all of the period to the date which is 30 days after the date of receipt of it of the last of such Exhibits, schedules, information and other documents, in which to investigate, ascertain and verify, all of the facts, information and other matters contained in or referenced to therein, and otherwise to investigate, in any manner which it may choose, the business and affairs of Seller. If in Buyer's good faith judgment there is any inaccuracy in any representation or breach of any warranty contained herein, or any failure of Sellers to perform any of its commitments, covenants or conditions contained in this Agreement, or if there exists any error, misstatement or omission with regard to any of the Exhibits, Schedules, information or other documents referred in herein or if Buyer in its sole judgment is not satisfied with the results of its investigation or the contents of any of the Exhibits, Schedules, information or other documents, or with the results of its examination of the business and condition (financial or otherwise) of the Sellers, Buyer may terminate this Agreement at any time prior to the end of such period by written notice to Seller.

         8.02 Latest Closing Date. This Agreement may be abandoned or terminated on or before the Closing by mutual agreement of Buyer and Sellers. If the Closing hereinafter referred to shall not have taken place on or prior to November 30, 1998, other than as a result of a breach by either party hereto, this Agreement shall automatically terminate.

         8.03 Termination For Breach. In addition to Buyer's rights provided elsewhere in this Section VIII, Buyer or Sellers may terminate this Agreement at any time prior to the Closing by giving the other party written notice thereof, if and only if:

              (i) there is any breach of or failure by the party not terminating to perform any commitment, covenant and condition under this Agreement; or

              (ii) there exists any material error, misstatement or omission on the part of the party or parties not terminating which renders an Exhibit, representation, warranty, document or schedule delivered in connection herewith misleading to the party terminating this Agreement.

Such notice shall clearly specify the breach or failure of such notified party to perform any of its warranties, representations, commitments, covenants and conditions, or the error, misstatement or omission of the notified party or parties.

         8.04 Waiver of Conditions, etc. By instrument in writing delivered to the other party Buyer or Sellers may waive any condition precedent, covenant or condition contained herein for the benefit of the party delivering such waiver, and upon the exercise of such right of waiver, the transactions shall be closed in accordance with the terms contained in this Agreement as modified by said writing.

         8.05 Effect of Certain Terminations. In the event this Agreement is abandoned or terminated as provided in Sections 8.01 or 8.02, this Agreement shall forthwith become wholly void and of no effect, without liability of any party to the other.

         8.06 Transaction Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay all of the expenses incurred by such party in connection herewith (including, in the case of Sellers, expenses related to the services of Sellers' counsel and accountants with respect hereto).

                                       IX
                                 INDEMNIFICATION
                                 ---------------


         9.01 Indemnification By Sellers Generally. Without limiting any other rights or remedies available to Buyer, Sellers, jointly and severally, shall indemnify, defend and hold harmless Buyer, Buyer's subsidiaries and other affiliates and their respective officers, directors, employees and shareholders from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to (and without giving effect to any tax benefit to the indemnified party) (i) any inaccuracy in any representation or breach of warranty of Sellers contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by Sellers or any stockholder of Sellers in connection with this Agreement or otherwise made or given in connection with this Agreement if written notice of a claim hereunder is given by Buyer to Sellers within the time period specified in Section 10.03 hereof, (ii) any failure by Sellers or any stockholder of Sellers to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by Sellers under this Agreement or under any certificates or other documents or agreements executed by Sellers or any stockholder of Seller in connection with this Agreement, (iii) the allocation of the Purchase Price between Sellers, (iv) Sellers' handling, storage, use, disposal, delivery for disposal or generation of hazardous or toxic substances, wastes of any kind or similar materials at any time prior to the Closing, or the contamination of the Properties or the Prior Properties with or by pollutants, wastes, or any other substances, (v) the activities of, services rendered, and products manufactured or sold by, Sellers prior to the Closing, (vi) a claim asserted against Buyer for a liability or obligation which Buyer has not assumed and become responsible for under this Agreement, and (vii) any agreements, contracts, negotiations or other dealings by a Seller or any stockholder of a Seller with any person concerning the sale of the capital stock or business or assets of a Sellers.

         9.02 Limits on Indemnification by Sellers. Notwithstanding the provisions of Section 9.01, Buyer shall have no right to make a claim under clause (i) thereof until the amount of all claims thereunder exceed $100,000, whereupon Buyer shall be entitled to make all such claims without regard to this limitation. Buyer shall not have the right to make any claim under Section 9.01(i) after Sellers have paid Buyer an amount equal to $15 million; provided, however, the foregoing exclusions shall not apply to any claim for indemnification arising out of or in any manner incident, relating or attributable to an inaccurate or incorrect representation or warranty which, when made by Seller was to Sellers' Knowledge inaccurate or incorrect (whether or not Buyer had actual knowledge of such inaccuracy or incorrectness).

         9.03 Right of Setoff for Indemnification by Sellers. Buyer shall have a right to setoff any amount owed or claimed to be owed to Buyer by any Seller pursuant to this Agreement against any amount payable or to become payable to any Seller. In the event that Buyer effects setoff for an indemnity claim which is later determined to be a claim that should have been satisfied by Buyer, Buyer will pay interest at the rate of seven percent per annum on amounts wrongfully withheld from a Seller under this Section 9.03.

         9.04 Indemnification Generally by Buyer. Without limiting any other rights or remedies available to Sellers, Buyer shall indemnify, defend and hold harmless Sellers and other affiliates and their respective officers, directors, employees and shareholders from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to (and without giving effect to any tax benefit to the indemnified party) (i) any inaccuracy in any representation or breach of warranty of Buyer contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by Buyer in connection with this Agreement or otherwise made or given in connection with this Agreement if written notice of a claim hereunder is given by Sellers to Buyer within the time period specified in Section 10.03 hereof, (ii) any failure by Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by Sellers under this Agreement or under any certificates or other documents or agreements executed by Buyer in connection with this Agreement, (iii) a claim asserted against a Seller for a liability or obligation which Buyer has assumed and become responsible for under this Agreement, and (iv) the activities of, services rendered, and products manufactured or sold by, the business acquired by Buyer hereunder after the Closing.

                                        X
                                     GENERAL
                                     -------


         10.01 Brokers. Sellers represent and warrant to Buyer that the services of a broker or finder other than Acquest International, L.P. ("Acquest") have not been used by Sellers in connection with any of the matters pertaining to this transaction and that except as provided herein with respect to Acquest, no broker's or finder's fee will become payable by Buyer by reason of the execution of this Agreement or the consummation of the transactions contemplated herein and arising out of the acts or omissions of Sellers. Except as provided herein with respect to Acquest, Sellers will hold harmless and indemnify Buyer and Buyer's officers, directors, other employees and shareholders from and against any claim for broker's, finder's or financial advisor's fees, including any cost or expense incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by reason of the acts or omissions of Sellers. Buyer represents and warrants to Sellers that the services of a broker or finder other than Acquest have not been used by Buyer in connection with any of the matters pertaining to this transaction and that except as provided herein with respect to Acquest, no broker's or finder's fee will become payable by Sellers by reason of the execution of this Agreement or the consummation of the transactions contemplated herein and arising out of the acts or omissions of Buyer. Except as provided herein with respect to Acquest, Buyer shall hold harmless and indemnify Sellers from and against any claim for broker's, finder's or financial advisor's fees, including any cost or expense incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by Sellers solely by reason of the acts or omissions of Buyer and not the acts or omissions of Sellers. Buyer will pay Acquest at Closing the sum of $500,000 with respect to fees due Acquest from Buyer or Sellers on account of the transactions contemplated by this Agreement. Sellers shall pay any other amounts which may come due to Acquest on account of the transactions contemplated by this Agreement.

         10.02 Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Michigan.

         10.03 Survival. The representations, warranties and other agreements herein contained other than those contained in Section 3.23 shall survive the Closing, and notwithstanding any investigation by a party hereto, shall continue in full force and effect after the Closing subject, however, to the following limitations upon survival of the representations and warranties: (a) the representations and warranties of Sellers contained in Sections 3.01, 3.02, 3.10, 3.12 (as to leasehold title), 3.24, and 3.26 shall survive without limit;
(b) the representations and warranties of Sellers with respect to environmental matters contained in Section 3.12 shall expire on the eighth anniversary of the Closing; (c) the representations and warranties of Sellers contained in Section 3.04, 3.14, 3.16, 3.17, 3.20 and 3.25 shall expire 90 days after the expiration of the relevant statute of limitations; (d) the representations and warranties of Sellers contained in Section 3.27 shall expire on the third anniversary of the Closing Date; (e) all other representations and warranties of Sellers shall expire eighteen months after the Closing; and (f) the representations and warranties of Buyer shall survive without limit except that the representations and warranties contained in
Section 4.03 shall expire 90 days after the expiration of the relevant statute of limitations.

         10.04 Entire Agreement; Waiver. Except for agreements referred to in Sections 7.09 and 7.11 and the Confidentiality Agreement between the parties dated June 1, 1998, this Agreement (including the Schedule and Exhibits referred to herein) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including, without limitation, any alleged waiver based on a party's knowledge of any inaccuracy in any representation or warranty contained herein) unless in writing and signed by the party against which such amendment, supplement, modification, waiver or termination is asserted. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly therein provided.

         10.05 Assignment. All of the terms and provisions of this Agreement by or for the benefit of the parties shall be binding upon and inure to the benefit of their successors, assigns, heirs and personal representatives provided that the rights and obligations provided by this Agreement shall not be assignable by any party, other than by Buyer to a wholly-owned subsidiary or affiliate or a successor to its business.

         10.06 No Third Party Rights. Except as expressly provided herein, nothing herein is intended to confer upon any person, other than the parties and their successors, any rights or remedies under or by reason of this Agreement.

         10.07 Counsel Approval; Exhibits, etc. All instruments or documents to be delivered by any party to this Agreement shall be in form and content reasonably satisfactory to the counsel for the party receiving such instrument or document. Each Exhibit shall be identified by a cover page and initialed on each page on behalf of Sellers by an officer of or counsel for Sellers. Buyer's authorized representative (for purposes of identification and to acknowledge receipt only) shall likewise initial each page thereof. Each Exhibit shall be deemed an integral part of this Agreement.

         10.08 Record Retention. Buyer and Sellers each agree with the other that the original sales and accounting records of Sellers to be conveyed to Buyer pursuant to the terms hereof shall be retained by Buyer within the United States for a period of five years after the date hereof and that Buyer shall afford to Sellers reasonable access thereto as may be necessary for purposes of preparing tax returns, financial statements or for such other purposes as such other party may reasonably request.

         10.09 Bulk Sales Law. Sellers have requested Buyer to waive the requirements, if any, of all applicable bulk sales laws, and Buyer agrees to this request. Sellers agree, jointly and severally, to indemnify and hold harmless Buyer against any and all claims made by creditors of Sellers asserted against Buyer (but only to the extent not expressly to be assumed or paid by Buyer hereunder).

         10.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         10.11 Notices. All notices, requests, demands and other communications hereunder shall be in writing, shall be sufficient to preserve the rights of the party giving notice and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or mailed by certified or registered mail with postage prepaid or shipped by express courier service, charges prepaid by shipper addressed as follows (or to such other address as may be designated by notice given pursuant hereto):

         (a)      If to Buyer to

                                    MSX International, Inc.
                                    275 Rex Boulevard
                                    Auburn Hills, MI 48326
                                    Attention:  General Counsel


         (b)      If to Sellers to

                                    260 W. 44th Street
                                    Fourth Floor
                                    New York, NY  10036
                                    Attention:  Ms. Karen Suss and Mr. Laurence
                                                Levine


                  With a copy to:

                                    Solovay Edlin & Eiseman, P.C.
                                    845 Third Avenue
                                    New York, New York 10022
                                    Attention:  Michael B. Solovay, Esq.

                  and               Herbert M. Guston, Esq.
                                    55 Harristown Road
                                    Glen Rock, New Jersey  07452


         10.12 Knowledge. The term "Knowledge" (which applies only to a Seller) means that either Seller has in its possession a writing with the information in question or that the information, after due investigation, is known by one of the following individuals: Laurence Levine, Karen Suss, JoAnne Diehl, Leon Levitis or Julie Levine.

         10.13 Further Assurances. At any time or from time to time after the Closing, upon request and without further consideration, the Buyer and Sellers shall execute and deliver to one another, such instruments of sale, transfer, conveyance, assignment, assumption and confirmation, provide such materials and information and take such other actions as the requesting party may reasonably deem necessary or desirable, including the obtaining of all necessary consents of third parties, in order to more effectively fulfill their obligations under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

WITNESSES:                                      MSX INTERNATIONAL ENGINEERING
                                                 SERVICES, INC.



-------------------------                       By:
                                                   -----------------------------

                                                Title:
                                                      --------------------------

                                                LEXUS TEMPORARIES, INC.



-------------------------                       By:
                                                   -----------------------------

                                                Title:
                                                      --------------------------

                                                     LEXSTRA INTERNATIONAL, INC.



-------------------------                       By:
                                                   -----------------------------

                                                Title:
                                                      --------------------------

                             STOCKHOLDERS' GUARANTY


         The undersigned stockholders of Lexstra International, Inc. or Lexus Temporaries, Inc., New York corporations (the "Companies"), as consideration for the agreement of MSX International Engineering Services, Inc., a Delaware corporation ("Buyer"), to purchase from the Companies substantially all of the business and assets of the Companies, agree as follows:

         1. Each of the undersigned consents to all of the terms and conditions of the Asset Purchase Agreement between the Buyer and the Companies of even date (the "Asset Purchase Agreement"), and the transactions contemplated thereby, and, jointly and severally, hereby unconditionally guarantees the performance by each of the Companies of its obligations under the Asset Purchase Agreement. Laurence Levine and Karen Suss each agree to execute and deliver to Buyer at the Closing the Employment Agreement and the Agreement to Preserve Corporate Opportunity referred to in Sections 7.09 and 7.11 of the Asset Purchase Agreement to which each is to be a party.

         2. Each of the undersigned, jointly and severally, shall indemnify, defend and hold harmless Buyer and Buyer's respective officers, directors, employees and shareholders, to the same extent as the Companies have so agreed in Section 9 of the Asset Purchase Agreement.

         3. The undersigned hereby waive notice of acceptance of this guaranty, presentment and demand for payment, protest or other notice of any kind, and any requirement of diligence or promptness on the part of Buyer in the enforcement of Buyer's rights under the provisions of the Asset Purchase Agreement. No act or omission of any kind on Buyer's part shall in any event affect or impair this guaranty, nor shall the same be affected by any change in or loss of legal status by Buyer or by the Companies.

         4. The obligations of the undersigned hereunder shall be absolute and unconditional under any and all circumstances and shall not be affected by any action taken under the Asset Purchase Agreement in the exercise of any right or power therein conferred, or by any failure or omission to enforce any right conferred thereby, or by the exchange, release, surrender and/or other disposal of any collateral security which is now or may hereafter be held by Buyer in connection with the Asset Purchase Agreement, or by any extension or renewal of the obligations under the Asset Purchase Agreement in whole or in part, or by any modification, alteration of or amendment to the Asset Purchase Agreement or by any other circumstance whatsoever (with or without notice to or knowledge of the undersigned) which may or might in any manner or to any extent vary the risks of the undersigned or might otherwise constitute a legal or equitable discharge of surety or guarantor.

         5. The undersigned further agree that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any obligation hereby guaranteed is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy or reorganization of one of the Companies or otherwise, all as though such payment had not been made.

         6. The Guarantors hereby agree that this is a continuing Guaranty, which shall remain in full force and effect until written notice shall have been received from Buyer that all the Sellers' obligations under the Asset Purchase Agreement and any and all expenses which may have been incurred by Buyer in collecting any or all of such obligations or in enforcing any rights hereunder have been paid in full. This Guaranty shall be binding upon the undersigned, shall inure to the benefit of and be enforceable by the Buyer's successors and assigns, shall be deemed to have been made under and shall be governed by and construed in accordance with the laws of the State of Michigan, and shall not be waived, altered, modified or amended as to any of its terms or provisions except in writing duly signed by Buyer.

         Executed on                        , 1998.
                    ------------------------



                                                     -------------------------
                                                     Karen Suss


                                                     -------------------------
                                                     Laurence Levine

                                                                      Schedule I


                             Text of Counsel Opinion
                             -----------------------

         (Note: Capitalized words have their respective meanings assigned to them in the Asset
         Purchase Agreement)


         1. Each Seller is a corporation duly incorporated under the laws of the State of New York, and has full power and authority to own its properties and to carry on its business as now conducted. Each Seller is in good standing and duly qualified to conduct business as a foreign corporation in each jurisdiction, as set forth on Exhibit 3.01 to the Agreement, in which the ownership or leasing of its properties or the conduct of its business requires such qualification.

         2. To the best knowledge of such counsel, there is not now pending or threatened any investigation, judicial, governmental or administrative proceeding or other litigation of any kind or nature to which a Seller is or may be a party except as disclosed in the Exhibits to the Agreement.

         3. Neither the execution of the Agreement by Sellers nor the consummation of the transactions contemplated therein will constitute or cause a breach or violation of the charter or by-laws of Sellers, or to the best of such counsel's knowledge, any covenants or obligations to which either of the Sellers is a party or by which it is bound or to which its properties are subject.

         4. The Agreement has been duly executed and delivered by Sellers, and is the valid and legally binding agreement of each of them in accordance with its terms.

         5. No approval of or filing with any federal, state or local court, authority or administrative agency, which has not been obtained or made, is necessary to authorize the execution and delivery of the Agreement by Sellers or the consummation by Sellers of the transactions contemplated by the Agreement.

         6. Each of the agreements referred to in Sections 7.09 and 7.11 of the Agreement and the Stockholder's Guarantee annexed to the Agreement has been duly executed and delivered by the parties signatory thereto, and constitutes a valid and legally binding obligation of such parties.

         7. To the best of such counsel's knowledge, each Seller has complete and unrestricted power to sell, assign and deliver to Buyer or its assignee the Assets.